Exhibit 99.1

Letter to Plastic2Oil Stockholders from Richard Heddle, Chief Executive Officer

NIAGARA FALLS, N.Y., January 21, 2015 (GLOBENEWSWIRE) - To our valued Plastic2Oil (PTOI) stockholders:

Many of you have inquired about our recent press release and our recent 8-K filing with the SEC, regarding the sale of processors to EcoNavigation, LLC (EcoNavigation). More information will be released as it is appropriate, but I wanted to provide some clarity on the pilot and on the anticipated sale of processors.

First, as was indicated, a pilot production run would take place within a 120 day period for evaluation by EcoNavigation. That period began January 2, 2015 and will end May 1, 2015. The 120 day period includes pre-pilot production activities, the start-up, run, and required maintenance of the processor during the pilot. The Niagara Falls, New York processor #3 will be used in the pilot. In the past year that processor, and the rest of the Niagara Falls facility, has undergone extensive scrutiny and review by a national engineering firm. The facility requires minimal preparation to be ready for the pilot to begin. The beginning date will be determined by EcoNavigation.

Former Plastic2Oil Chief of Technology John Bordynuik, now acting as a consultant for PTOI will provide guidance as required. The national engineering firm will supervise the pilot for EcoNavigation. The current plan is for the pilot to be completed within the 120 period and EcoNavigation will be responsible for costs associated with the pilot. Plastic2Oil will bear none of the costs associated with the pilot. The tonnage to be processed during the pilot will be determined by and provided by EcoNavigation.

While EcoNavigation is a privately held start-up company, it has strong financial and business relationships. During our negotiations with EcoNavigation we have become familiar with their management team and have concluded EcoNavigation has access to both sufficient capital and plastic waste generators to complete the pilot. We are confident the pilot will reach a successful conclusion.

Upon the successful completion of the pilot, expected on or before May 1, 2015, we are equally confident EcoNavigation has the financial capability to complete the initial purchase of processors for sites to be located in the state of New York, or elsewhere. We currently have two processors in inventory that are 75% complete. Additional processors and other equipment will be fabricated by outside suppliers, selected by Plastic2Oil, as demand for processors by customers develops. Our contract with EcoNavigation is for a minimum of six processors over a three year period. We continue in negotiations with other purchasers.

Plastic2Oil is a lean company with few employees and nominal associated overhead costs. We believe our technology is our most valuable asset and the company will begin realizing that value upon the sale of our first processor. The strategy of our founder, John Bordynuik has been to bring the technology to market with minimum dilution to our loyal shareholders. That continues to be a core objective of our current management team. We will issue further updates on the pilot and the sale of processors as circumstances warrant.

About Plastic2Oil

Plastic2Oil is a clean energy company that is focused on delivering its proprietary plastic to fuel solution to green energy, recycling and waste companies. In spec, usable fuels including off-road diesel from our process help divert waste plastic from landfills. For further information, please visit www.plastic2oil.com

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of the Company and its projects, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements.

The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on June 4, 2014.